EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Anthony J. Allott
                                                          (203) 406-3160



               SILGAN HOLDINGS ANNOUNCES A PLANT CLOSING; REVISES
                   OUTLOOK FOR RELATED RATIONALIZATION CHARGES



STAMFORD, CT, August 13, 2003 -- Silgan Holdings Inc. (Nasdaq:SLGN) today announced the closing of its plastic convenience end plant in Norwalk, Connecticut. This action was precipitated by a mutual determination by the Company and the location's primary customer that a long-term product development effort should be discontinued due to difficult economics both in manufacturing the product and, more recently, in the customer's operation. The customer will be shifting to an existing alternative end product supplied from another Silgan location. This action will be accretive to earnings starting in 2004, as the Company will be able to eliminate the higher production costs in Norwalk and absorb the alternative demand with existing capacity. As a result of this decision, the Company will record a non-cash write-down in the carrying value of assets of approximately $5.2 million in the third quarter of 2003. Additionally, cash severance and related plant exit costs of approximately $1.5 million will be recognized primarily during the third quarter.

As a direct result of the asset write-down and rationalization charge associated with this closing, the Company is adjusting its estimates for the third quarter and full year of 2003 by $0.23 per share, to a range of $1.32 to $1.52 in the third quarter and $2.62 to $2.92 for the year.

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SILGAN HOLDINGS
August 13, 2003
Page 2


Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual sales of approximately $2.0 billion in 2002.
Silgan operates 68 manufacturing facilities in the U.S., Canada and Mexico. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal and plastic closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2002 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.


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